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As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333-88646

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Orbitz, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4700 (Primary Standard Industrial Classification Code Number)	52-2237052 (I.R.S. Employer Identification No.)

200 S. Wacker Drive, Suite 1900
Chicago, Illinois 60606
(312) 894-5000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Jeffrey G. Katz
Chairman, President and Chief Executive Officer
Orbitz, Inc.
200 S. Wacker Drive, Suite 1900
Chicago, Illinois 60606
(312) 894-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark D. Gerstein, Esq. Christopher D. Lueking, Esq. Latham & Watkins LLP 233 S. Wacker Drive, Suite 5800 Chicago, Illinois 60606 (312) 876-7700	Gary R. Doernhoefer, Esq. Richard D. Buchband, Esq. Orbitz, Inc. 200 S. Wacker Drive, Suite 1900 Chicago, Illinois 60606 (312) 894-5000	Timothy J. Melton, Esq. Jones Day 77 W. Wacker Drive Chicago, Illinois 60601 (312) 782-3939	David B. Harms, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

          The purpose of this Amendment No. 4 to the Registration Statement is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 13.    Other Expenses of Issuance and Distribution.

          The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq Stock Market application fee.

Securities and Exchange Commission registration fee	$11,500
NASD filing fee	13,000
Nasdaq Stock Market application fee	*
Blue sky qualification fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous expenses	*

Total	$ *

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

          Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

          Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of Orbitz—by reason of the fact that the person is or was a director, officer, agent, or employee of Orbitz, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Orbitz, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Orbitz as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to Orbitz, unless the court believes that in light of all the circumstances indemnification should apply.

          Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

          Our Amended and Restated Certificate of Incorporation, attached as Exhibit 3.1 hereto, and Second Amended and Restated Bylaws, attached as Exhibit 3.2 hereto, provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under the DGCL. In addition, we intend to enter into separate indemnification agreements, a form of which is attached as Exhibit 10.1 hereto, with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. We also intend to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

          Under the Seventh Amended and Restated Limited Liability Company Agreement of Orbitz, LLC, Orbitz, LLC will indemnify officers and directors against liabilities that arise in connection with the management or conduct of the business and affairs of Orbitz and any activities of the officers and directors involving the offering and selling of Orbitz securities, provided that the indemnification will not apply to acts in bad faith or involving intentional misconduct or a knowing violation of the law, acts not reasonably believed to be in the best interests of Orbitz, LLC, or acts in breach of certain agreements.

          The underwriting agreement, a form of which is attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

          (a)     Since our inception, we have issued and sold the following securities without registration under the Securities Act:

          On May 9, 2000, the registrant issued (1) 327 shares of Series A preferred stock, par value $.001 per share ("Series A preferred stock") to American Airlines; (2) 239 shares of Series A preferred stock to Continental Airlines; (3) 515 shares of Series A preferred stock to Delta Air Lines; (4) 269 shares of Series A preferred stock to Northwest Airlines; and (5) 515 shares of Series A preferred stock to United Air Lines, in each case for a purchase price of $3.00 per share for an aggregate purchase price of $5,594.

          On May 7, 2001, the registrant issued 14,369 restricted shares of common stock, par value $.001 per share, to Alex D. Zoghlin, of which 7,184 vested on May 7, 2001 and 7,185 vested on January 24, 2002. On January 15, 2002, the registrant issued an additional 9,052 shares of common stock, par value $.001 per share, to Mr. Zoghlin, as a compensation bonus.

          On May 7, 2001, the registrant issued 14,368 restricted shares of common stock, par value $.001 per share, to John J. Park, of which 7,184 shares vested on October 2, 2001 and 7,184 shares vested on October 2, 2002.

          On July 12, 2001, the registrant issued 83,333 restricted shares of common stock, par value $.001 per share, to Jeffrey G. Katz, of which 27,778 shares vested on July 12, 2001 and 2,315 shares vested on each of the 23 successive monthly anniversaries of the date of the issuance, with 2,310 shares vesting on the 24th monthly anniversary.

          On June 19, 2001, the registrant issued (1) 1,457 shares of Series A preferred stock to American Airlines; (2) 701 shares of Series A preferred stock to Continental Airlines; (3) 1,269 shares of Series A preferred stock to Delta Air Lines; (4) 792 shares of Series A preferred stock to Northwest Airlines; and (5) 1,269 shares of Series A preferred stock to United Air Lines, in each case for a purchase price of $3.00 per share for an aggregate purchase price of $16,465.

          On January 15, 2002, the registrant issued 9,081, 9,052 and 3,078 restricted shares of common stock, par value $.001 per share, to Kevin P. Malover, Daniel S. Hafner and Michael D. Sands, respectively, as a compensation bonus.

          On April 10, 2002, the registrant issued (1) 1,787 shares of Series B-AA common stock, par value $.001 per share, to American Airlines; (2) 942 shares of Series B-CO common stock, par value $.001 per share, to Continental Airlines; (3) 1,250 shares of Series B-DL common stock, par value $.001 per share, to Omicron Reservations Management, Inc. ("Omicron"); (4) 1,064 shares of Series B-NW common stock, par value $.001 per share, to Northwest Airlines; and (5) 1,787 shares of Series B-UA common stock, par value $.001 per share, to UAL Loyalty Services, Inc. ("UAL"). Pursuant to an Agreement and Plan of Merger dated April 10, 2002, by and between the registrant and CANDU, Inc., whereby CANDU, Inc. merged with and into the registrant, all of the foregoing shares were issued by the registrant in exchange on a one-for-one basis for shares of Series B-AA, Series B-CO, Series B-DL, Series B-NW and Series B-UA of CANDU, Inc. held by American Airlines, Continental Airlines, Omicron, Northwest Airlines and UAL, respectively.

          On April 10, 2002 all outstanding shares of Series A Preferred Stock of Orbitz, Inc. were cancelled and 142,332 shares of common stock were exchanged on a one-for-one basis for shares of Class C common stock.

          On June 16, 2003, the registrant issued an additional 16,667 restricted shares of Class C common stock, par value $.001 per share, to Mr. Park, which shares vest 25% annually each April 3, beginning on April 3, 2004.

          On July 1, 2003, the registrant issued 33,333 restricted shares of Class C common stock, par value $.001 per share, to Christopher T. Hjelm, which shares vest 25% on the anniversary of the grant over 4 years.

          On July 6, 2003, the registrant issued an additional 66,667 restricted shares of Class C common stock, par value $.001 per share, to Mr. Katz. The shares vest 25% on each anniversary of the agreement through July 6, 2007, subject to accelerated vesting based on the achievement of specified target stock prices.

          On August 18, 2003, the registrant issued 33,333 restricted shares of Class C common stock, par value $.001 per share, to John R. Samuel, which shares vest 25% on each anniversary of the grant over 4 years.

          Between May 23, 2002 and September 30, 2003, the registrant issued an aggregate of 949,681 shares of Class C common stock, par value $.001 per share, to 31 current and former employees of the registrant upon exercise of vested stock options.

          As of June 30, 2003, the registrant had outstanding options to purchase 5,801,349 shares of our Class A common stock, all of which were granted to employees and consultants of the registrant in the past three years.

          The issuances of securities in the transactions described above were deemed exempt from registration under the Securities Act in reliance on Section 4(2), Regulation D or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through—employment or other relationships, to such information.

          There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

          (a)     Exhibits.

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
2.1**	Agreement and Plan of Merger of CANDU, Inc. with and into Orbitz, Inc.
3.1*	Amended and Restated Certificate of Incorporation
3.2*	Amended and Restated Bylaws
4.1*	Specimen Common Stock Certificate
4.2*	Amended and Restated Stockholders Agreement
5.1*	Opinion of Latham & Watkins LLP
10.1*	Form of Airline Charter Associate Agreement between Orbitz and each airline charter associate
10.2**	Form of Supplier Link Agreement between Orbitz and certain airline charter associates
10.3**†	Amended and Restated Agreement for CRS Access and Related Services, dated as of November 1, 2001, between Orbitz and Worldspan, L.P.
10.4**†	First Amendment to the Amended and Restated Agreement for CRS Access and Related Services, dated as of December 13, 2002, between Orbitz and Worldspan, L.P.
10.5**†	Letter Amendment to the Amended and Restated Agreement for CRS Access and Related Services, dated December 23, 2002, between Orbitz and Worldspan, L.P.
10.6**†	Amended and Restated Software License Agreement, dated as of May 15, 2002, between Orbitz and ITA Software, Inc.
10.7**†	Amendment to the Amended and Restated Software License Agreement, dated as of January 24, 2003, between Orbitz and ITA Software, Inc.
10.8**†	Amendment to the Amended and Restated Software License Agreement, dated as of June 19, 2003, between Orbitz and ITA Software, Inc.
10.9**†	Software Maintenance, Data Services and Operations Service Level Agreement, dated as of January 1, 2001, as amended on May 15, 2002, between Orbitz and ITA Software, Inc.
10.10**†	Development, License and Hosting Agreement, dated as of September 9, 2001, between Orbitz and American Airlines, Inc.
10.11**†	Amendment No. 1 to the Development, License and Hosting Agreement, dated as of May 10, 2002, between Orbitz and American Airlines, Inc.
10.12**†	Development, License and Hosting Agreement, dated as of March 8, 2002, between Orbitz and Northwest Airlines, Inc.
10.13†	Agreement, dated as of January 7, 2002, between Orbitz and Pegasus Solutions, Inc.
10.14	Assignment and Assumption Agreement, dated as of February 8, 2002, by and between Pegasus Solutions, Inc. and Hotel Distribution System, LLC (now known as Travelweb LLC)
10.15†	Services Agreement, dated as of April 22, 2002, between Orbitz and Rosenbluth International, Inc. (Up¦Stream)
10.16†	Amendment No. 1 to the Services Agreement, dated as of January 8, 2003, between Orbitz and Rosenbluth International, Inc. (Up¦Stream)
10.17†	Amendment No. 2 to the Services Agreement, dated as of July 25, 2003, between Orbitz and Rosenbluth International, Inc. (Up¦Stream)
10.18**	Letter Agreement for online advertising, dated as of August 28, 2002, between Orbitz and American Airlines, Inc.
10.19**	Promissory Note and Stock Pledge Agreement, dated as of August 31, 2001, between Orbitz and Jeffrey G. Katz
10.20**	Employment Agreement, dated as of July 6, 2003, between Orbitz and Jeffrey G. Katz
10.21**	Employment Agreement, dated as of October 2, 2000, between Orbitz and John J. Park

10.22**	Employment Agreement, dated as of July 1, 2003, between Orbitz and Christopher T. Hjelm
10.23**	Employment Agreement, dated as of August 18, 2003, between Orbitz and John R. Samuel
10.24**	Restricted Stock Agreement, dated as of July 12, 2001, between Orbitz and Jeffrey G. Katz
10.25**	Restricted Stock Agreement, dated as of May 7, 2001, between Orbitz and John J. Park
10.26**	Restricted Stock Agreement, dated June 16, 2003, between Orbitz and John J. Park
10.27**	Restricted Stock Agreement, dated as of July 1, 2003, between Orbitz and Christopher T. Hjelm
10.28**	Restricted Stock Agreement, dated as of July 6, 2003, between Orbitz and Jeffrey G. Katz
10.29**	Restricted Stock Agreement, dated as of August 18, 2003, between Orbitz and John R. Samuel
10.30**	Orbitz, Inc. 2000 Stock Plan
10.31**	Orbitz, Inc. 2002 Stock Plan
10.32*	Form of Indemnification Agreement between Orbitz and each officer and director
10.33**	Agreement of Lease, dated as of October 1, 2000, between Orbitz and 200 South Wacker Drive, L.L.C.
10.34**	First Lease Amendment, dated as of March 1, 2001, between Orbitz and 200 South Wacker Drive, L.L.C.
10.35**	Second Lease Amendment, dated as of December 1, 2002, between Orbitz and 200 South Wacker Drive, L.L.C.
10.36*	Tax Agreement, dated as of 2003, between Orbitz and American Airlines, Inc., Continental Airlines, Inc., Omicron Reservations Management, Inc., Northwest Airlines, Inc. and United Air Lines, Inc.
10.37*	Exchange Agreement, dated as of 2003, between Orbitz, Inc., Orbitz, LLC, American Airlines, Inc., Continental Airlines, Inc., Omicron Reservations Management, Inc., Northwest Airlines, Inc. and United Air Lines, Inc.
10.38†	Third Party Private Label Interface Agreement, dated as of December 15, 2000, between Orbitz and Pegasus Solutions, Inc.
10.39†	Amendment to Third Party Private Label Interface Agreement, dated as of December 15, 2002, between Orbitz and Pegasus Solutions, Inc.
16.1**	Letter re Change in Certifying Accountant
21.1*	List of Subsidiaries
23.1**	Consent of KPMG LLP, independent auditors
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

          (b)    Financial Statement Schedules.

          Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to Registration Statement (No. 333-88646) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 24, 2003.

ORBITZ, INC.
By:	/s/ JEFFREY G. KATZ
Jeffrey G. Katz Chairman of the Board of Directors, President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this Amendment No. 4 to Registration Statement (No. 333-88646) has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JEFFREY G. KATZ Jeffrey G. Katz	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 24, 2003
/s/ JOHN J. PARK John J. Park	Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2003
* William G. Brunger	Director	October 24, 2003
* M. Michele Burns	Director	October 24, 2003
* Vincent F. Caminiti	Director	October 24, 2003
* Jeffrey C. Campbell	Director	October 24, 2003
* Daniel P. Garton	Director	October 24, 2003
* J. Timothy Griffin	Director	October 24, 2003

* Douglas A. Hacker	Director	October 24, 2003
* Adolfo M. Lenza	Director	October 24, 2003
* Jeffery A. Smisek	Director	October 24, 2003
* John P. Tague	Director	October 24, 2003
*By:	/s/ JEFFREY G. KATZ As Attorney-in-Fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS.
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings
SIGNATURES